Exhibit 99.1

Contact:
Meghan Lublin
For immediate release	Corporate and Investor Communications
March 2, 2009	(703) 854-0299

Sunrise Reports Financial Results for Fourth Quarter and Full-Year 2008

– In discussions with lenders to restructure debt –

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the fourth quarter and the full-year 2008.  Sunrise will host a conference call and webcast Monday, March 2, 2009, at 9:00 a.m. ET, to discuss the financial results.

“Championing quality of life for seniors has been Sunrise’s mission since 1981, and the delivery of high-quality care and service to more than 50,000 seniors remains our primary goal. Our 2008 Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission described a very challenging 2008 at Sunrise, while also pointing to the continued overall strong demand for our core senior living services,” said Mark Ordan, Sunrise’s chief executive officer. “Without ever diminishing our legendary care for our residents, we are fully engaged in a process seeking to restructure Sunrise, our obligations and how we operate. We think all of our stakeholders could benefit from such a restructuring but we cannot assure anyone of the outcome of our efforts.”

Financial Results for Fourth-Quarter and Full-Year 2008

The Company reported revenues of $435.6 million and $1.7 billion for the fourth quarter and twelve months ended December 31, 2008, respectively, as compared to $403.0 million and $1.6 billion for the fourth quarter and twelve months ended December 31, 2007. Net loss for the fourth quarter and twelve months ended December 31, 2008 was $305.6 million and $439.2 million, or $6.07 and $8.72 per fully diluted share, respectively, as compared to net loss of $124.0 million and $70.3 million, or $2.48 and $1.41 per fully diluted share, for the fourth quarter and twelve months ended December 31, 2007, respectively.  The loss before income taxes, extraordinary loss and discontinued operations for the fourth quarter and twelve months ended December 31, 2008 was $261.3 million and $423.2 million, respectively, as compared to the loss before income taxes and discontinued operations of $96.5 million and $9.2 million for the fourth quarter and twelve months ended December 31, 2007, respectively.

Included in the net loss (income) for the previous three years are the following large and/or unusual items:

(In millions)	2008	2007	2006

Impairment of goodwill	$(122)	$—	$—
Write-off of abandoned development projects	(96)	(28)	(1)
Loss from discontinued operations	(37)	(52)	—
Impairment of owned communities	(37)	(8)	(15)
Expenses relating to Accounting Restatement, Special Independent
Committee inquiry, SEC investigation and pending stockholder litigation	(30)	(52)	(3)
Extraordinary loss due to consolidation of German venture	(22)	—	—
Restructuring costs	(18)	—	—
Write-down of equity investments	(16)	(25)	—
Loss on guarantees related to our condominium project	(3)	(6)	(17)
Loss on guarantees related to The Fountains venture	(2)	—	(22)
Write-off of intangible assets associated with buyout
of management contracts	—	—	(25)
Loss on guarantees related to our Germany venture	—	(16)	(50)
Venture recapitalizations and refinancing	21	57	48
Real estate gains deferred from prior years recognized in the
current period	8	85	35
Buyout of management contracts	1	2	135

	$(353)	$(43)	$85

Cash and Liquidity Update

On January 20, 2009, the Company entered into the Tenth Amendment to the Bank Credit Facility, effective as of December 31, 2008.   The Tenth Amendment suspends through March 30, 2009, unless further extended, the Company’s obligations to comply with the financial covenants contained in the Bank Credit Facility, but the Company cannot borrow any additional amounts or receive any new letters of credit under the Bank Credit Facility.  As of December 31, 2008, there were $95 million of outstanding borrowings and $24.4 million of letters of credit outstanding under the Company's Bank Credit Facility.

Prior to the execution of the Tenth Amendment, the Company was not in compliance with the financial covenants in the Bank Credit Facility at December 31, 2008, and the Company currently does not expect to be in compliance with such financial covenants on March 30, 2009, when the waiver set forth in the Tenth Amendment is currently set to expire.  In the event that the Company is unable to revise or restructure the Bank Credit Facility before March 30, 2009, the lenders under the Bank Credit Facility could, among other things, exercise their rights to accelerate the payment of all amounts then outstanding under the Bank Credit Facility, exercise remedies against the collateral securing the Bank Credit Facility, require the Company to replace or provide cash collateral for the outstanding letters of credit or pursue further modification with respect to the Bank Credit Facility.  In the event of an acceleration of the Bank Credit Facility, the Company does not currently expect that it would be able to fully repay its outstanding borrowings.

Sunrise currently expects that its cash balances and cash flow will be sufficient to enable the Company to meet its obligations only through March 30, 2009.  Because of these factors and the Company’s current financial position, Sunrise is seeking to preserve cash, reduce its financial obligations and reach negotiated settlements with various creditors to preserve its liquidity.  The Company has also stopped funding certain projects and other obligations, and is seeking waivers with respect to existing defaults under many of its debt obligations to avoid acceleration of such obligations.  Specifically, Sunrise has stopped or reduced payments associated with its German communities, development projects and its Fountains venture, each as described in more detail in the Company’s 2008 Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission.

The Company is in the process of discussing a comprehensive restructuring plan with the lenders to its German communities, the lender to the Fountains portfolio, the Company’s venture partner in the Fountains portfolio and certain other lenders.  Sunrise has requested that the lenders to the German communities and the lender for the Fountains portfolio agree not to foreclose on the communities that are collateral for their loans, or to commence or prosecute any action or proceeding to enforce any demand for payment by Sunrise pursuant to its operating deficit guarantees through March 31, 2009.  In this context, the lenders to eight of Sunrise’s nine German communities have agreed not to foreclose on the communities that are collateral for their loans or to commence or prosecute any action or proceeding to enforce their demand for payment by us pursuant to the Company’s operating deficit agreements until the earliest of the occurrence of certain other events relating to the loans or March 31, 2009.  Such an agreement has not been made with the lender to Sunrise’s ninth community as such community is not currently in default on its payments.  As of February 27, 2009, the lender to Sunrise’s Fountains venture had not yet agreed to Sunrise’s request for a standstill agreement through March 31, 2009.  Sunrise is also engaged in discussions with various venture partners and third parties regarding the sale of certain assets with the purpose of increasing liquidity and reducing obligations to enable Sunrise to continue operations.  There can be no assurance that any of these discussions will result in the consummation of any transaction.

The Company believes it is in the best interests of all of its creditors to grant such waivers or reach negotiated settlements with Sunrise to enable the Company to continue operating.  However, there can be no assurance that such waivers will be received or such settlements will be reached.  If the defaults are not cured within applicable cure periods, if any, and if waivers or other relief are not obtained, the defaults can cause acceleration of the Company’s financial obligations under certain of its agreements, which the Company may not be in a position to satisfy.  There can be no assurance that any of these efforts will prove successful.  In the event of a failure to obtain necessary waivers or otherwise achieve a restructuring of its financial obligations, Sunrise may be forced to seek reorganization under the U.S. Bankruptcy Code.  The existence of these factors raises substantial doubt about the Company’s ability to continue as a going concern and its auditors have modified their report with respect to the 2008 consolidated financial statements to include a going concern reference.

Corporate Expenses and Operating Cost Structure

As previously announced, in light of the difficult financial environment, the Company initiated a plan in the third quarter of 2008 to reduce its general and administrative expense, development and venture support headcount and certain non-payroll costs with the expectation of reducing the Company’s general and administrative spending level.  Through December 31, 2008, the Company recorded severance expenses of $15.2 million and expects to record additional severance charges of $2.0 million in each of the first and second quarters of 2009 based on actions taken to date.  The Company does not expect its cost reduction initiative to result in any reduction to the level of service it provides to residents.

Development Update

Based on current credit market conditions, Sunrise does not intend to begin construction on any project in the United States in 2009 and has only two construction starts projected for the United Kingdom this year.  At December 31, 2008, Sunrise had 26 communities under construction in North America and the United Kingdom.  The Company has committed construction financing for all but two projects, both of which are wholly owned.  The Company is not in compliance with many of these construction loans and the lenders could discontinue funding the projects.  The Company is working with its lenders and venture partners to address the defaults, and Sunrise has explained to them that the Company does not believe there will be material cost overruns, and there are adequate established reserves to fund the lease-up period once the projects are completed.  Sunrise believes, and has stated to its lenders, that the best course of action for these construction lenders is to continue to fund these projects through completion.  There can be no assurance, however, that these lenders will continue to fund the construction and development of these projects.  The Company estimates that it will cost approximately $251 million to complete the 26 communities (excluding the two suspended projects) as of December 31, 2008.  Sunrise does not believe it will have further equity contributions for projects under construction (excluding the two suspended projects) as of December 31, 2008, assuming the lenders continue to fund existing construction loan financing commitments. The Company will reconsider future development when market conditions stabilize and the cost of capital for development projects is in line with projected returns.

Greystone

As previously announced, the Company has determined that it will not fund any new seed capital projects of its Greystone subsidiary.   Sunrise has also informed the management of Greystone that it is exploring strategic options for the subsidiary, and is currently working with financial advisors to assist in this matter.  The carrying value of Greystone at December 31, 2008 is $(9.3) million, which includes $43.6 million of goodwill and intangible assets, $2.6 million of working capital and $62.4 million of deferred revenue.   Since the carrying value of Greystone is negative, there is no impairment as a result of the Company’s decision to sell this business.

Trinity Subsidiary

In October 2008, the Company determined not to provide any additional funding for ongoing operations to the Trinity subsidiary due to the continued losses experienced by that subsidiary.  As a result, the Company wrote-off the remaining goodwill and other intangible assets related to Trinity of approximately $9.8 million in the fourth quarter of 2008.  As of December 31, 2008, Trinity had ceased operations.

Operating Data for Fourth-Quarter 2008

•
Same-community revenues for the fourth quarter of 2008 increased 1.7 percent to $365.8 million as compared to $359.7 million for the fourth quarter of 2007.  The increase relates to growth in average daily rates.  Sunrise's same-community portfolio consists of communities in which Sunrise has an ownership interest (i.e., consolidated communities and unconsolidated venture communities) that were stabilized in both the fourth quarter of 2008 and 2007, which Sunrise defines as being open for 12 months or having achieved 95 percent occupancy, whichever occurs first.

•
The same-community average occupancy rate for the fourth quarter of 2008 was 89.9 percent, which remained flat with occupancy rates of 89.9 percent for the fourth quarter of 2007 and the third quarter of 2008. The Company’s core assisted living and memory care occupancy increased, but were offset by a decline in independent living and skilled nursing. Occupancy is defined as resident occupancy and is equal to the number of resident days for the time period divided by the resident day capacity for the time period. Resident capacity is equal to the number of units plus a factor for the units available to be sold as shared units. Beginning in the first quarter of 2009, the Company intends to begin reporting additional operating metrics including: unit occupancy (occupied units divided by unit capacity) and revenue per unit

•
Average daily rate (ADR) for the same-community portfolio for the fourth quarter of 2008 increased 1.7 percent to $158.26 as compared to $155.60 for the fourth quarter of 2007.  The Company’s average daily rate includes room rates, extended care fees and community fees.  Rate growth was largely due to room rate increases for existing residents, as well as increases in extended care rate and utilization.  The Company’s transition to a uniform January 1 rate increase for the majority of U.S. residents resulted in a stronger ADR growth in the first quarter of 2008 (6.9 percent versus first quarter of 2007) and suppressed rate growth in subsequent quarters.  Rate growth in Canada and Europe was also suppressed year-over-year due to unfavorable exchange rates against the U.S. dollar in these regions. The Company offered price promotions for select inventory in certain markets to sustain occupancy and revenue, which has also contributed to suppressed ADR growth in the fourth quarter of 2008 as compared to the prior-year fourth quarter.

•
Excluding an expense credit of $19.5 million in the fourth quarter of 2007 due to favorable loss experience related to the Company’s insurance programs, same-community operating expenses for the fourth-quarter 2008 grew 3.5 percent over the fourth-quarter 2007.  Same-community operating expenses exclude management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated communities and unconsolidated venture communities consistent.  Labor and repairs and maintenance expense categories contributed to the year-over-year expense increase but were offset by year-over-year declines in employee benefits costs and marketing/advertising expense, as compared to the prior-year fourth quarter.

•
In 2008, Sunrise opened 19 new communities, with a combined capacity of approximately 2,600 residents.  As of December 31, 2008, the Company (excluding Greystone) had 26 communities under construction, with capacity for an additional 2,700 residents.

•	As of December 31, 2008, Sunrise operated 435 communities located in the United States, Canada, the United Kingdom and Germany, with resident capacity for approximately 54,000 residents.

Sunrise's management believes that total same-community revenues, average daily rate, average occupancy rate and total same-community expenses are useful indicators of trends in Sunrise's management business.  For such data broken down by consolidated communities and communities in unconsolidated ventures, please refer to the Supplemental Information attached.

Conference Call and Webcast

Sunrise will host a conference call and webcast at 9:00 a.m. ET on Monday, March 2, 2009, to discuss the financial results for the fourth quarter and full year of 2008 and the other matters discussed in this press release.  The call-in number for the conference call is 877-795-3638 or 719-325-4841 (from outside the U.S.).  Callers should reference the “Sunrise Q4 Earnings Call.” Those interested may also go to the Investor Relations section of the Company's Web site (www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until March 16, 2009, at 12 p.m. ET, by dialing 1-888-203-1112 or 719-457-0820 (passcode 6514206); a replay will also be available on Sunrise's Web site during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people.  As of December 31, 2008, Sunrise operated 435 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 54,000 residents.  Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care.  Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.  To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized.  Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, changes in the Company’s anticipated cash flow and liquidity; the Company’s ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company  ability to obtain waivers, cure or reach agreements with respect to defaults under the Company’s loan, joint venture and construction agreements;  the Company’s ability to negotiate a comprehensive restructuring of the Company’s obligations in respect of its Germany communities, its Fountains portfolio and certain other of its ventures; the Company’s ability to obtain a covenant waiver or further modification of its Bank Credit Facility; the Company’s ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other capital sources; the Company’s ability to achieve anticipated savings from the Company’s cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcomes of pending putative class action and shareholders’ derivative litigation; the outcome of the Trinity investigation by the Office of the Inspector General of the Department of Health and Human Services and qui tam lawsuit relating to Trinity in which we are a defendant; the outcome of the IRS audit of the Company’s tax returns for the tax years ended December 31, 2005, 2006 and 200; the status and outcome of the exploration of strategic alternatives; the ability of the Company’s Greystone subsidiary to continue to provide development services in the absence of liquid bond financing markets; the risk of loss of the Company’s seed capital investments with its Greystone subsidiary if it fails to fund further seed capital requirements; the Company’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company’s critical accounting estimates; risk of further write-downs or impairments of the Company’s assets; risk of future obligations to fund of guarantees and other support arrangements to some of the Company’s ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect the value of the Company’s  properties; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities;  and other risks detailed in the Company’s 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company’s Form 10-Q filings or otherwise.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except per share and share amounts)	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$29,513	$138,212
Accounts receivable, net	54,842	76,909
Income taxes receivable	30,351	63,624
Due from unconsolidated communities	45,255	61,854
Deferred income taxes, net	25,341	33,567
Restricted cash	37,392	61,999
Assets held for sale	49,076	12,716
Prepaid insurance	8,850	23,720
Prepaid expenses and other current assets	24,288	57,363
Total current assets	304,908	529,964
Property and equipment, net	681,352	656,211
Property and equipment subject to financing, net	—	58,871
Investment in marketable securities	31,080	—
Due from unconsolidated communities	31,693	19,555
Intangible assets, net	70,642	83,769
Goodwill	39,025	169,736
Investments in unconsolidated communities	66,852	97,173
Investments accounted for under the profit-sharing method	22,005	—
Restricted cash	123,772	165,386
Other assets, net	10,228	17,932
Total assets	$1,381,557	$1,798,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$377,455	$122,541
Outstanding draws on bank credit facility	95,000	100,000
Accounts payable and accrued expenses	184,144	275,362
Due to unconsolidated communities	914	37,344
Deferred revenue	7,327	9,285
Entrance fees	35,270	34,512
Self-insurance liabilities	35,317	67,267
Total current liabilities	735,427	646,311
Long-term debt, less current maturities	163,676	31,347
Liabilities related to properties accounted for under the financing method	—	54,317
Investment accounted for under the profit-sharing method	8,332	51,377
Guarantee liabilities	13,972	65,814
Self-insurance liabilities	68,858	74,971
Deferred gains on the sale of real estate and deferred revenues	88,706	74,367
Deferred income tax liabilities	28,129	82,605
Other long-term liabilities, net	126,543	133,717
Total liabilities	1,233,643	1,214,826
Minority interests	9,386	10,208
Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized, 50,872,711 and
50,556,925 shares issued and outstanding, net of 342,525 and 103,696,
at December 31, 2008 and 2007, respectively	509	506
Additional paid-in capital	458,404	452,640
Retained (loss) earnings	(327,056)	112,123
Accumulated other comprehensive income	6,671	8,294
Total stockholders’ equity	138,528	573,563
Commitments and contingencies
Total liabilities and stockholders’ equity	$1,381,557	$1,798,597

See accompanying notes

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2008	2007	2008	2007

Operating revenue:
Management fees	$33,814	$33,882	$139,409	$127,830
Buyout fees	621	1,626	621	1,626
Resident fees for consolidated communities	116,835	103,407	435,580	400,238
Ancillary fees	9,633	13,056	54,633	58,645
Professional fees from development, marketing and other	14,428	13,673	59,969	38,855
Reimbursed contract services	260,273	237,368	1,011,431	956,047
Total operating revenues	435,604	403,012	1,701,643	1,583,241
Operating expenses:
Community expense for consolidated communities	97,051	74,090	335,739	288,180
Community lease expense	15,229	16,603	60,145	62,588
Depreciation and amortization	13,870	12,295	51,276	52,701
Ancillary expenses	10,304	16,020	60,620	68,958
General and administrative	47,476	46,711	163,159	181,325
Venture expense	1,211	2,039	6,807	7,187
Development expense	17,873	21,692	78,305	72,016
Impairment of goodwill and intangible assets	121,828	—	121,828	—
Write-off of abandoned development projects	11,554	3,883	95,763	28,430
Impairment of owned communities and land parcels	34,161	4,034	36,510	7,641
Accounting Restatement, Special Independent Committee inquiry,
SEC investigation and pending stockholder litigation	3,788	19,655	30,224	51,707
Restructuring cost	10,846	—	18,065	—
Provision for doubtful accounts	16,097	5,499	22,628	8,910
Loss on financial guarantees and other contracts	3,320	16,674	5,022	22,005
Reimbursable contract services	255,590	237,368	1,004,974	956,047
Total operating expenses	660,198	476,563	2,091,065	1,807,695
Loss from operations	(224,594)	(73,551)	(389,422)	(224,454)
Other non-operating income (expense):
Interest income	2,381	2,595	6,600	9,514
Interest expense	(11,036)	(479)	(21,406)	(6,650)
Loss on investments	(3,770)	—	(7,770)	—
Other (expense) income	(16,583)	(4,632)	(21,602)	(6,089)
Total other non-operating expense	(29,008)	(2,516)	(44,178)	(3,225)
(Loss) gain on the sale and development of real estate and equity interests	(1,654)	5,677	17,374	105,081
Sunrise’s share of (loss) earnings and return on investment
in unconsolidated communities	(6,639)	(27,341)	(13,846)	108,947
(Loss) income from investments accounted for under the profit-sharing method	(1,424)	193	(1,329)	22
Minority interests	2,032	1,079	8,154	4,470
Loss before benefit from (provision for) income
taxes, discontinued operations and extraordinary loss	(261,287)	(96,459)	(423,247)	(9,159)
Benefit from (provision for) income taxes	(11,147)	22,598	43,483	(9,068)
Loss before discontinued operations and
extraordinary loss	(272,434)	(73,861)	(379,764)	(18,227)
Discontinued operations, net of tax	(24,302)	(50,116)	(37,284)	(52,048)
Loss before extraordinary loss	(296,736)	(123,977)	(417,048)	(70,275)
Extraordinary loss, net of tax	(8,876)	—	(22,131)	—
Net loss	$(305,612)	$(123,977)	$(439,179)	$(70,275)

Earnings per share data:
Basic net loss per common share
Loss before discontinued operations and
extraordinary loss	$(5.41)	$(1.48)	$(7.54)	$(0.37)
Discontinued operations, net of tax	(0.48)	(1.00)	(0.74)	(1.04)
Extraordinary loss, net of tax	(0.18)	—	(0.44)	—
Net loss	$(6.07)	$(2.48)	$(8.72)	$(1.41)

Diluted net loss per common share
Loss before discontinued operations and
extraordinary loss	$(5.41)	$(1.48)	$(7.54)	$(0.37)
Discontinued operations, net of tax	(0.48)	(1.00)	(0.74)	(1.04)
Extraordinary loss, net of tax	(0.18)	—	(0.44)	—
Net loss	$(6.07)	$(2.48)	$(8.72)	$(1.41)

See accompanying notes

Sunrise Senior Living, Inc.
Supplemental Information
As of December 31, 2008
($ in thousand except average daily rate)

	Communities		Unit Capacity		Resident Capacity
	Q4 08	Q4 07	Q4 08	Q4 07	Q4 08	Q4 07
Community Data (1,2)
Communities managed for third-party owners (excluding Greystone)	137	154	13,967	15,993	15,366	17,483
Communities in ventures	203	199	20,225	19,776	22,826	22,340
Communities consolidated	72	62	9,417	8,401	9,909	8,683
Greystone communities	23	20	6,242	5,411	6,242	5,411
Total communities operated	435	435	49,851	49,581	54,343	53,917

Percentage of Total Operating Portfolio
Assisted Living			73%	72%
Independent Living			22%	23%
Skilled Nursing			5%	5%
Total			100%	100%

Selected Operating Results
Same-Community Owned Portfolio Operating Results (3,4)		Q4 08	Q4 07	% Change

Total Same-Community Portfolio
Number of Communities		231	231
Unit Capacity		25,481	25,481
Resident Capacity		27,922	27,922
Community Revenues		$365,799	$359,666	1.7%
Community operating expenses before insurance credits		$262,477	$253,634	3.5%
Insurance credits		$—	$(19,538)	—
Average Daily Rate		$158.26	$155.60	1.7%
Average Occupancy Rate		89.9%	89.9%	—

Communities in ventures
Number of Communities		166	166
Unit Capacity		16,843	16,843
Resident Capacity		18,907	18,907
Community Revenues		$254,701	$254,609	0.0%
Community operating expenses before insurance credits		$172,088	$170,704	0.8%
Insurance credits		$—	$(11,046)	—
Average Daily Rate		$162.51	$161.68	0.5%
Average Occupancy Rate		89.5%	90.0%	-0.6%

Communities consolidated
Number of Communities		65	65
Unit Capacity		8,638	8,638
Resident Capacity		9,015	9,015
Community Revenues		$111,098	$105,057	5.8%
Community operating expenses before insurance credits		$90,389	$82,930	9.0%
Insurance credits		$—	$(8,492)	—
Average Daily Rate		$149.31	$142.61	4.7%
Average Occupancy Rate		90.5%	89.5%	1.1%

Development Communities to be Opened (# Communities)

	Q109	Q209	Q3 09	Q4 09	Total
Consolidated communities	1	1	—	1	3
Venture communities	9	6	3	5	23
	10	7	3	6	26

Development Communities to be Opened (# Residents)
	Q109	Q209	Q3 09	Q4 09	Total
Consolidated communities	112	95	—	94	301
Venture communities	867	846	250	462	2,425
	979	941	250	556	2,726

Notes
(1)
During the fourth quarter of 2008, Sunrise opened four communities of which three are in ventures and one was developed by Greystone. There were also two consolidated communities sold and eleven management contracts terminated in the fourth quarter.

(2)
Same-community portfolio consists of all communities in which Sunrise has an ownership interest in and that were open for at least 12 months or had achieved 95% occupancy (whichever occurred sooner) as of the fourth quarter of 2008.  This includes consolidated communities and communities in ventures.

(3)	Community operating expenses exclude management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.
(4)	Average Daily Rate includes resident room fees, extended care fees and community fees.